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                                                                     EXHIBIT 4.8


                         CONSENT ACTION OF CONOCO INC.

       The undersigned, President and Chief Executive Officer of Conoco Inc., pursuant to a delegation from the Board of Directors of Conoco Inc., effective August 12, 1989, subsequent delegations pursuant to corporate Authority Limitations and Governance Guidelines issued on June 1, 1994 and February 10, 1997, and pursuant to Article XIX of the Thrift Plan for Employees of Conoco Inc., consents to the following actions:

RESOLVED, That effective on the third business day that Class A Conoco common stock is available for trading on the New York Stock Exchange, Article VII. C.1. of the Thrift Plan for Employees of Conoco Inc. shall be amended to read as follows:

      1.  Option A:  Employer Stock Fund

          a.  Du Pont Stock Fund

              The purchase of shares of Du Pont common stock. Such purchases may be made in the open market or from Du Pont if it shall have made treasury or authorized but unissued shares available for such purchases, in which event the purchase price shall be the closing price of such stock as reported on the New York Stock Exchange -- Composite Transactions on the last trading day preceding the date of such purchase from Du Pont.

          b.  Conoco Stock Fund

              The purchase of shares of Class A Conoco common stock. Such purchases may be made in the open market or from Conoco if it shall have made treasury or authorized but unissued shares available for such purchases, in which event the purchase price shall be the closing price of such stock as reported on the New York Stock Exchange -- Composite Transactions on the last trading day preceding the date of such purchase from Conoco.

FURTHER RESOLVED, That the Manager, H.R. Leveraged Services is hereby authorized to execute any document or take any action, including the adoption of any Plan amendment, necessary or desirable to carry out the intent and to implement the foregoing resolution.

Witness the signature of the undersigned this 12th day of October, 1998.


 /s/ ARCHIE W. DUNHAM
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     Archie W. Dunham